Exhibit 99.1

*PRESS RELEASE*

Contact:
Brian W. North
President and Chief Executive Officer
(504) 362-7544

Fifth District Bancorp, Inc. Completes Initial Public Offering

New Orleans, LA; July 31, 2024 – Fifth District Bancorp, Inc. (the “Company”), the holding company for Fifth District Savings Bank (the “Bank”), has completed its initial public offering in connection with the Bank’s conversion from the mutual form of organization to the stock form of organization, effective today.  The Company sold 5,459,473 shares of common stock, which includes 444,758 shares sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $54.6 million based on the offering price of $10.00 per share.  The Company also issued 100,000 shares of common stock to The Fifth District Community Foundation, Inc.  The Company has 5,559,473 shares of common stock issued and outstanding.

The Company’s common stock is expected to begin trading on the Nasdaq Capital Market on August 1, 2024, under the trading symbol “FDSB”.

Subscribers wishing to confirm their stock purchases may do so by contacting the Stock Information Center at (504) 363-6530.  The Stock Information Center is open between 9:00 a.m. and 4:00 p.m., Central time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about August 1, 2024.

Luse Gorman, PC served as legal counsel to the Company and the Bank.  Performance Trust Capital Partners, LLC acted as marketing agent for the Company in connection with the stock offering, and Nelson Mullins Riley & Scarborough LLP served as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.